Company Contact: Shane Harrison +1 503.498.3547 www.flir.com

FLIR Systems Announces the Election of Two New Directors

WILSONVILLE, OR, March 6, 2014 -- FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Cathy Stauffer and Catherine A. Halligan have been elected to its Board of Directors, effective immediately.  The addition of Ms. Stauffer and Ms. Halligan increases FLIR Systems’ Board of Directors to 10 members, 8 of whom are independent.

“I am pleased to welcome Cathy Stauffer and Cathy Halligan to FLIR Systems’ Board of Directors,” said Earl R. Lewis, Chairman of the Board of FLIR Systems. “With over five decades of executive marketing experience between them, these talented individuals bring to our Board a remarkable range of brand management expertise, strategic marketing, and omni-channel business capabilities, with particular focus in the consumer electronics industry.  We are confident that Cathy and Cathy will be great resources for FLIR Systems and its shareholders.”

Ms. Halligan has served as an independent director and Audit Committee member with Ulta Beauty since January 2012.  She served as Senior Vice President, Sales & Marketing of PowerReviews Inc., a leading social commerce network, from July 2010 to December 2011.  Prior to joining PowerReviews Inc., from 2005 to 2010, Ms. Halligan held executive level positions with Walmart (including Vice President Market Development, Global eCommerce of Walmart and Chief Marketing Officer of Walmart.com).  From 2000 to 2005, Ms. Halligan was an associate partner at Prophet, a management consulting firm.  Previously, Ms. Halligan held executive marketing positions with Bluenile.com, Williams-Sonoma and Gymboree.

Ms. Stauffer has owned and operated her own consulting company since 2005. The firm specializes in the development and marketing of technology products and assists clients in identifying and understanding key opportunities and market trends, and developing strategies and tactics for successful market implementations and executions. From 2004 to 2005, Ms. Stauffer served as Senior Vice President Marketing and Chief Marketing Officer for Gateway Computers, a global personal computer original equipment manufacturer and consumer electronics direct marketer.  From 1977 to 1993 and from 1997 to 2004, Ms. Stauffer served in multiple capacities, including President and other executive roles, with The Good Guys, Inc., a regional consumer electronics specialty retailer.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced systems and components are used for a wide variety of thermal imaging, situational awareness, and security applications, including airborne and ground-based surveillance, condition monitoring, navigation, recreation, research and development, manufacturing process control, search and rescue, drug interdiction, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) threat detection. For more information, visit FLIR’s web site at www.FLIR.com.